Exhibit 99.1

Media Contact:

Kerrie Levick

Creaxion® for Notis Global

Kerrie@creaxion.com

919.622.3094

Investor Contact:

Jim Hock

Hanover International, Inc. for Notis Global

jh@hanoverintlinc.com

760.564.7400

NOTIS GLOBAL EXPANDS HEMP AND CBD OIL FARM OPERATIONS IN

PUEBLO, COLORADO

Company to Soon have Nearly 500 Acres Under Contract and Operation

LOS ANGELES, Calif. (July 7, 2016) — Notis Global Inc. (NGBL), a pioneer in the worldwide hemp and CBD oil (cannabidiol) industry, specializing in cultivation, production and consulting, along with its subsidiary EWSD I, LLC, (EWSD) announced today that it has signed a purchase agreement for the acquisition of slightly more than 115 acres of prime farm land in Pueblo County, Colorado. The transaction which is expected to close in early October adds an additional 35% to the Company’s farmable acreage and production capacity.

The acquisition connects EWSD’s two existing parcels, resulting in a contiguous 438 acres for hemp farming activities and includes an office, house and a 5,000+ square foot permanent structure on site which may be used as a facility for its cloning operations. In total EWSD’s acrage will become 485 acres.

“This acquisition will enable us to increase our cloning operations and allow us to concentrate our research and development efforts as we continue CBD oil product development along an accelerated timeline,” said Jeff Goh, Notis Global president and CEO.

Additionally, the increased facility square footage allows EWSD to convert the existing farm house structure currently used for its operations, management and administration to become its onsite headquarters research, development and testing. The transition of the farm house will take place in early 2017 once the current owner’s lease expires.

About Notis Global

Based in Los Angeles and doing business around the world, Notis Global is a pioneer in the burgeoning, multibillion-dollar legal hemp industry. The Company and its partners are working to grow confidence and generate revenues in the hemp industry. For more information, visit http://NotisGlobal.com.

Safe Harbor Statement

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “aim,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend,” “goal,” “strive,” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), and including not limited to Risk Factors relating reflected in the Company’s Annual Report on Form 10-K filed with the Commission on April 13, 2016. Thus, actual results could be materially different. We advise you review our Annual Report and the Risk Factors set forth therein. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law. Our audited financial statements for the year ended December 31, 2015, were prepared under the assumption that we would continue our operations as a going concern. Our independent registered public accounting firm has included a “going concern” explanatory paragraph in its report on our financial statements for the year ended December 31, 2015, indicating that we have sustained substantial losses from continuing operations and have used, rather than provided, cash in our continuing operations, and that these factors raise substantial doubt about our ability to continue as a going concern.

Continued operations and our ability to continue as a going concern are dependent on our ability to obtain additional funding in the near future and thereafter, and there are no assurances that such funding will be available at all or will be available in sufficient amounts or on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. Uncertainty concerning our ability to continue as a going concern may hinder our ability to obtain future financing. Without additional funds from generation of revenues through execution of our business plan, debt or equity financings, sales of assets, or other transactions, we will exhaust our resources and will be unable to continue operations. If we cannot continue as a viable entity, our stockholders would likely lose most or all of their investment in us. See Liquidity and Capital Resources under Item 7. Management’s Discussion and Analysis in our Annual Report on Form 10-K for further information regarding the Company’s efforts to secure liquidity and future cash flows. The Company has granted to an investor a lien against its equity interests in EWSD and its other assets as security for repayment of a note in the amount of approximately $225,000 and retains the right to pledge all or any part of its real or personal property to secure Company’s indebtedness in its sole discretion. If the Company is unable to meet the obligation that gave rise to this lien or to future liens on such stock and assets, it may default on such obligation or on future obligations and its lenders could foreclose upon, or cause the sale of, the Company’s ownership of EWSD.

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